Exhibit 10.41

July 29, 2004

William S. Urkiel

3 Dovecote Lane

Malvern, Pennsylvania 19355

Dear Bill:

This is to confirm our recent discussions regarding your decision to retire from employment with IKON Office Solutions, Inc.

You have informed me that you intend to retire from IKON by no later than June 30, 2005. IKON will, therefore, begin conducting an executive search to find a new Chief Financial Officer. While it is understood that the exact date of your retirement is yet to be determined, I have requested that you remain with IKON until such time as a new CFO has been hired and successfully transitioned into the CFO role. Once a new CFO is hired, we currently anticipate that the transition period should take approximately six weeks to complete.

Based on our discussions, you have agreed to remain with IKON through this transition period. After the transition period is concluded, we have agreed that you either will remain at the company in a senior capacity reporting to me through June 30, 2005, or you may decide to leave prior to that time.

In exchange for your commitment to remain with IKON through the CFO transition period, in the event you decide to leave IKON following the transition period but before June 30, 2005, IKON will continue to pay your base salary and your pro rated annual bonus through June 30, 2005, upon signing a standard IKON release.

Bill, on behalf of the Board and the management, I want to thank you for all of your contributions to the company over the past several years and your willingness to support us in the implementation of your succession plan.

Sincerely,

/s/    MATTHEW J. ESPE

Matthew J. Espe

Chairman and CEO